                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         General Dynamics Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                                  NOTICE OF
                                ANNUAL MEETING
                                     AND
                               PROXY STATEMENT
                                     1998

                           [GENERAL DYNAMICS LOGO]

GENERAL DYNAMICS CORPORATION
3190 Fairview Park Drive, Falls Church, Virginia 22042-4523

                                                                  March 30, 1998

DEAR SHAREHOLDER:

     You are cordially invited to the 1998 Annual Meeting of Shareholders to be held at the Ritz-Carlton Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102, on Wednesday, May 6, 1998, beginning at 9:00 a.m. The principal items of business at the meeting will be the election of directors and the selection of independent auditors for the coming year. In addition, one shareholder proposal may be presented. Enclosed with the Proxy Statement are your Proxy Card and the 1997 Annual Report.

     It is important that your shares be represented at the meeting. Please give careful consideration to the matters to be voted upon, complete and sign the accompanying Proxy Card, and return it promptly in the envelope provided.

     If you plan to attend the meeting, kindly so indicate in the space provided on the Proxy Card. An admission card will be sent to you.

                                  Sincerely yours,

                                  /s/ NICHOLAS D. CHABRAJA

                                  Nicholas D. Chabraja
                                  Chairman of the Board of Directors

GENERAL DYNAMICS CORPORATION
3190 Fairview Park Drive, Falls Church, Virginia 22042-4523

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 6, 1998

     The Annual Meeting of Shareholders of General Dynamics Corporation, a Delaware corporation (the "Company"), will be held at the Ritz-Carlton Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102, on Wednesday, May 6, 1998, at 9:00 a.m., for the following purposes:

          1. To elect directors to hold office for one year, until their respective successors shall have been elected and shall have qualified, except as otherwise provided in the Bylaws of the Company, all as more fully described in the Proxy Statement accompanying this notice.

          2. To consider and act upon a proposal to select Arthur Andersen LLP as independent auditors to audit the books, records, and accounts of the Company for 1998.

          3. To consider and act upon the shareholder proposal appearing under the caption "Shareholder Proposal" in the accompanying Proxy Statement, if it is properly presented at the meeting.

          4. To transact all other business that may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 9, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders.

     A copy of the Company's 1997 Annual Report is enclosed with this Notice and Proxy Statement.

     It is important that your shares be represented and voted at the meeting. You should, therefore, complete, sign, and return your Proxy Card at your earliest convenience.

                                             By Order of the Board of Directors,

                                             /s/ PAUL A. HESSE

Falls Church, Virginia, March 30, 1998                  Paul A. Hesse, Secretary

                                PROXY STATEMENT

                            SOLICITATION OF PROXIES

                                                                  March 30, 1998

     The Board of Directors of GENERAL DYNAMICS CORPORATION, a Delaware corporation (the "Company"), is soliciting your proxy on the proxy card (the "Proxy") attached to this Proxy Statement. Your Proxy will be voted at the Annual Meeting of Shareholders to be held at 9:00 a.m. on Wednesday, May 6, 1998 (the "Annual Meeting").

     On March 4, 1998, the Company declared a two-for-one stock split (the "Stock Split") of its Common Stock, par value $1 per share (the "Common Stock"), payable on April 2, 1998, in the form of a 100 percent stock dividend to shareholders of record at the close of business on March 13, 1998. All share amounts and per share prices with respect to the Common Stock in this Proxy Statement have been adjusted to reflect the Stock Split.

     After giving effect to the Stock Split, at the close of business on March 9, 1998, the record date (the "Record Date") for the Annual Meeting, the Company had outstanding and entitled to vote 126,236,874 shares of its Common Stock. Each share of Common Stock is entitled to one vote on each matter properly presented for action at the Annual Meeting.

     The Company will bear the cost of soliciting Proxies. The directors and officers and other employees of the Company may, without compensation other than their usual compensation, solicit Proxies by mail, telephone, telegraph, or personal interview. In addition, solicitation of brokerage firms, dealers, banks, voting trustees, and their nominees will be made by the means described above by Innisfree M & A Incorporated, 501 Madison Avenue, New York, New York. Solicitation will be made initially by mail. The Company will pay Innisfree $15,000 for soliciting Proxies on our behalf and will also reimburse them for certain out-of-pocket expenses. The Company will also reimburse brokerage firms, banks, voting trustees, nominees, and other record holders for their out-of-pocket expenses in forwarding proxy material to the beneficial owners of the Company's Common Stock.

     This Proxy Statement, the accompanying Notice of Annual Meeting of Shareholders, and the Proxy Card are being forwarded to shareholders on or about March 30, 1998.

                             PRINCIPAL SHAREHOLDERS

     Below is a description of the principal shareholders of the Company and their current holdings.

     A number of persons acting together, including Lester Crown and his son, James S. Crown, Charles H. Goodman, members of their families, relatives, certain family partnerships, trusts associated with the Crown and Goodman families, and other entities (together, the "Crown Group"), were the beneficial owners, as of August 25, 1992, of an aggregate of 16,536,724 shares of Common Stock. The holding of Common Stock of the Crown Group represented on the Record Date approximately 13.1 percent of the Common Stock of the Company. A Schedule 13D, as last amended by a filing on August 25, 1992, relating to the ownership of shares of Common Stock by the Crown Group was filed with the Securities and Exchange Commission (the "Commission") by Mr. Gerald Ratner, as attorney and agent, 222 North LaSalle Street, Chicago, Illinois 60601. The Crown Group, including Mr. Lester Crown, Mr. James Crown, and Mr. Goodman, disclaim that they are a group for purposes of Section 13(d) of the Securities Exchange Act of 1934 or otherwise, and disclaim that any one of them is the beneficial owner of shares owned by any other person or entity filing the Schedule 13D.

     FMR Corp. ("FMR") filed on February 10, 1998, a Schedule 13G with the Commission disclosing that it was the beneficial owner of 12,857,380 shares of the Common Stock. FMR's holdings of Common Stock represented on the Record Date
10.2 percent of the Common Stock of the Company. According to the Schedule 13G, FMR holds 341,980 shares of Common Stock with "sole power to vote or to direct the vote" and 12,857,380 shares with "sole power to dispose or to direct the disposition of." The address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

     On February 12, 1998, Warren E. Buffett ("Buffett"), Berkshire Hathaway Inc. ("Berkshire"), National Indemnity Company ("NIC"), and National Fire and Marine Insurance Company ("NFMIC"), together as a group (the "Buffett Group"), filed a Schedule 13G with the Commission and disclosed that the Buffett Group was the beneficial owner of 7,959,562 shares of the Common Stock. The holdings of Common Stock of the Buffett Group represented on the Record Date 6.3 percent of the Common Stock of the Company. According to the Schedule 13G, Buffett and Berkshire each were the beneficial owners of 7,959,562 shares of Common Stock outstanding entitled to vote, with "shared voting power" and "shared dispositive power." Of the 7,959,562 shares of Common Stock held by the Buffett Group, the
Schedule 13G disclosed that NIC held 6,448,362 and NFMIC held 1,511,200 shares with "shared voting power" and "shared dispositive power."

     In addition, on the Record Date, The Northern Trust Company ("Northern Trust"), the trustee of the General Dynamics Corporation Savings and Stock Investment Plan and the General Dynamics Corporation Hourly Employees' Savings and Stock Investment Plan, held of record 11,841,264 shares of Common Stock for the account of participants in these plans, or 9.4 percent of the shares of Common Stock outstanding and entitled to vote on the Record Date for the Annual Meeting. Plan participants have the right to instruct Northern Trust on how to vote the shares of Common Stock allocated to their plan accounts. Northern Trust, as plan trustee, has the right to vote shares for which it does not receive voting instructions. The Northern Trust Company has expressly disclaimed beneficial ownership of these shares.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, you will elect a board of ten directors. Each director will hold office until the next Annual Meeting and until his respective successor is elected and qualified, except as otherwise provided in the Bylaws of the Company.

     The Company's Bylaws specify that if a former Chief Executive Officer of the Company is to serve on the Board of Directors for more than one year following retirement, the reason for continuing as a member of the Board must be stated in the Proxy. Mr. Mellor, a former Chief Executive Officer of the Company, is standing for re-election for an additional year. Because the proposed slate of directors has four individuals with less than one year of service with the Company, the Board believes that Mr. Mellor, who has 17 years of experience on the Board, will provide important continuity in the year ahead.

     Your Proxy will be voted for the election of the nominees for director listed below, unless you indicate otherwise on the Proxy. In the event that any nominee for director withdraws or for any reason is not able to serve as a director, the Company will vote your Proxy for the remainder of those nominated for director and for any replacement nominee designated by the Executive and Nominating Committee of the Board of Directors.

                   NAME, AGE, YEAR FIRST ELECTED A DIRECTOR,
              PRINCIPAL OCCUPATION -- CURRENT AND LAST FIVE YEARS
                            AND OTHER DIRECTORSHIPS
--------------------------------------------------------------------------------

JULIUS W. BECTON, JR., 71, Director since 1997.
  Superintendent of the Washington, D.C., Public Schools since November 1996. President of Prairie View A&M University in Texas from 1989 until 1994. Director of the Federal Emergency Management Agency, 1985 until 1989. Retired in 1983 from the U.S. Army as Lieutenant General.

NICHOLAS D. CHABRAJA, 55, Director since 1994.
  Chairman and Chief Executive Officer since June 1, 1997. Vice Chairman of the Company from December 1996 to May 31, 1997. Executive Vice President from 1994 to December 1996. Senior Vice President and General Counsel from 1993 to 1994. Partner at the law firm of Jenner & Block from 1975 and Senior Partner from 1986 to December 1996.

JAMES S. CROWN, 44, Director since 1987.
  General Partner since 1985 of Henry Crown and Company (Not Incorporated) (diversified investments). Director of First Chicago Corporation and Sara Lee Corporation. Mr. James Crown is the son of Mr. Lester Crown and the cousin by marriage of Mr. Goodman.

LESTER CROWN, 72, Director since 1974.
  President since 1973 of Henry Crown and Company (diversified investments). Chairman since 1983 of Material Service Corporation (aggregates), a subsidiary of the Company. Director of Maytag Corporation and 360 degrees Communications Company. Mr. Lester Crown is the father of Mr. James Crown and the cousin by marriage of Mr. Goodman.

CHARLES H. GOODMAN, 64, Director since 1991.
  Vice President since 1987 of Henry Crown and Company (diversified investments). Vice President since 1973 of CC Industries, Inc. (real estate, diversified manufacturing, and cellular telephone systems). Mr. Goodman is the cousin by marriage of Mr. Lester Crown and Mr. James Crown.

GEORGE A. JOULWAN, 58, Director since 1998.
  Senior Advisor, Global USA Inc. (consulting) since January of 1998. Retired General, U.S. Army. Supreme Allied Commander, Europe, from 1993 to 1997. Commander-in-Chief, Southern Command from 1992 to 1993.

PAUL G. KAMINSKI, 55, Director since 1997.
  Chairman and Chief Executive Officer of Technovation, Inc. (consulting and investment banking) since 1997. Under Secretary of Defense for Acquisition and Technology from 1994 to 1997. Chairman and Chief Executive Officer of Technology Strategies & Alliances (consulting and investment banking) from 1985 to 1994. Director of DynCorp.

JAMES R. MELLOR, 67, Director since 1981.
  Chairman and Chief Executive Officer of the Company from 1994 until May 31, 1997. President and Chief Executive Officer of the Company from 1993 to 1994. President and Chief Operating Officer of the Company from 1991 to 1993. Director of Bergen Brunswig Corporation, Computer Sciences Corporation, Howmet Corporation, IDT Corporation, Pinkerton's Inc., and United States Surgical Corporation.

CARL E. MUNDY, JR., 62, new nominee.
  President and Chief Executive Officer of the World USO from May of 1996 to present. Commandant of the U.S. Marine Corps from 1991 to 1995. Director of Schering-Plough Corporation.

CARLISLE A. H. TROST, 67, Director since 1994.
  Chief of Naval Operations, U.S. Navy, from 1986 to 1990. Director of GPU, Inc., and Lockheed Martin Corporation.

     The following table shows the total number of shares of Common Stock of the Company beneficially owned on December 31, 1997, by (i) each of the executive officers whose names are set forth on the Summary Compensation Table under "Executive Compensation -- Summary Compensation," and (ii) all directors and executive officers as a group.

                                                                     COMMON STOCK
                                                               BENEFICIALLY OWNED(a)(b)
                                                              ---------------------------
                                                                SHARES          PERCENT
                            NAME                                OWNED          OF CLASS
-----------------------------------------------------------------------------------------
DIRECTORS
---------
JULIUS W. BECTON, JR. ......................................           0            0%
NICHOLAS D. CHABRAJA........................................     685,354         0.54%
JAMES S. CROWN..............................................  15,738,752        12.47%(c)
LESTER CROWN................................................  13,469,934        10.67%(d)
CHARLES H. GOODMAN..........................................  12,012,772         9.52%(e)
GEORGE A. JOULWAN...........................................         (f)           (f)
PAUL G. KAMINSKI............................................           0            0%
JAMES R. MELLOR.............................................     544,216         0.43%
CARL E. MUNDY, JR. .........................................         (f)           (f)
CARLISLE A. H. TROST........................................         544           (g)

OFFICERS
--------
JAMES E. TURNER, JR. .......................................     569,104         0.45%
GORDON R. ENGLAND...........................................      21,810           (g)
MICHAEL J. MANCUSO..........................................     121,360           (g)
MICHAEL W. WYNNE............................................      20,624           (g)

DIRECTORS AND ALL EXECUTIVE OFFICERS AS A GROUP.............  19,188,812(h)     15.21%(h)
-----------------------------------------------------------------------------------------

(a) Except as noted below, based on information furnished to the Company as to shares of stock beneficially owned by each director and executive officer on December 31, 1997. Includes shares as of December 31, 1997, in the Savings and Stock Investment Plan of the Company voted by the directors or other executive officers and also includes shares of Common Stock subject to resale restrictions, for which restrictions have not expired.

(b)  Includes options exercisable within 60 days following December 31, 1997.

(c) Of the aggregate 16,529,570 shares of Common Stock held by the Crown and Goodman families as of December 31, 1997, Mr. James Crown is deemed to be the beneficial owner of 15,738,752 shares. Mr. James Crown has sole investment and voting power with respect to 4,792 shares and shared investment and voting power with respect to 15,733,960 shares. Of the 15,738,752 shares of Common Stock deemed to be beneficially owned by Mr. James Crown, he disclaims beneficial ownership as to 15,733,960 shares.

(d) Of the aggregate 16,529,570 shares of Common Stock held by the Crown and Goodman families as of December 31, 1997, Mr. Lester Crown is deemed to be the beneficial owner of 13,469,934 shares. Mr. Lester Crown has sole investment and voting power with respect to 489,890 shares and shared investment and voting power with respect to 12,980,044 shares. Of the 13,469,934 shares of Common Stock deemed to be beneficially owned by Mr. Lester Crown, he disclaims beneficial ownership as to 12,980,044 shares.

(e) Of the aggregate 16,529,570 shares of Common Stock held by the Crown and Goodman families as of December 31, 1997, Mr. Goodman is deemed to be the beneficial owner of 12,012,772 shares. Mr. Goodman has shared investment and voting power with respect to 3,798,256 shares. Of the 12,012,772 shares of Common Stock deemed to be beneficially owned by Mr. Goodman, he disclaims beneficial ownership as to all the shares.

(f) Messrs. Joulwan and Mundy were not directors of the Company in 1997. Mr. Mundy is a new nominee for election in May of 1998.

(g)  Less than .15%.

(h) The shares shown as beneficially owned by Mr. Lester Crown, Mr. James Crown, and Mr. Goodman have been consolidated for purposes of these totals in order to eliminate duplications.

                    BOARD OF DIRECTORS AND BOARD COMMITTEES

1997 BOARD MEETINGS

     During 1997, the Board of Directors of the Company held a total of seven meetings. With one exception, each incumbent director attended at least 86 percent of the meetings of the Board and 100 percent of the meetings of the Committees of the Board on which he served during the period of service. Mr. Becton, who was elected to the Board in August of 1997, was unable to attend one meeting of each of the Audit and Corporate Responsibility Committee and the Benefit Plans and Investment Committee. As a group, incumbent directors attended 97 percent of all Board and Committee meetings held in 1997.

BOARD COMMITTEES

     During 1997, members of the committees of the Board of Directors were not employees of the Company, except Messrs. Chabraja and Mellor. Mr. Chabraja serves as a member of the Executive and Nominating Committee and, prior to becoming Chief Executive Officer, also served on the Benefit Plans and Investment Committee. Mr. Mellor served as a member of the Executive and Nominating Committee while he was Chief Executive Officer of the Corporation. Mr. Gordon R. Sullivan, a member of the Audit and Corporate Responsibility and the Compensation Committees, is not standing for re-election.

     The Audit and Corporate Responsibility Committee consists of Mr. Sullivan, Chairman, Mr. Becton, Mr. James Crown, Mr. Kaminski, and Mr. Trost, none of whom is an officer or employee of the Company. The Committee considers and advises the Board of Directors on the scope of the annual audit by the independent auditors for the Company, the annual financial statements, the opinion of the independent auditors, the Company's internal audit program, and miscellaneous auditing matters. The Committee recommends the selection of the independent auditors and monitors audit fees and expenses, including fees incurred for non-audit services. In addition to its audit responsibilities, the Committee also monitors the policies, practices, and programs of the Company in its relations with the government, commercial customers, suppliers, employees, shareholders, and the communities in which the operations of the Company are located. The Audit and Corporate Responsibility Committee held seven meetings during 1997.

     The Benefit Plans and Investment Committee consists of Mr. Goodman, Chairman, Mr. Becton, Mr. Lester Crown, Mr. Joulwan, and Mr. Mellor. The Committee reviews and monitors the investment and safekeeping of the assets of all trusts established in connection with employee benefit plans of the Company and its subsidiaries. The Benefit Plans and Investment Committee held three meetings in 1997.

     The Compensation Committee consists of Mr. Trost, Chairman, Mr. James Crown, Mr. Goodman, and Mr. Sullivan, none of whom is eligible to participate in the Company's incentive compensation plans. The Committee establishes overall incentive compensation programs and policies for the Company. The Committee monitors the selection and performance, as well as reviews and approves the compensation, of key executives. The Compensation Committee held two meetings in 1997. Beginning in 1997, a Subcommittee of the Compensation Committee, comprising Messrs. Sullivan and Trost, approves compensation paid to the most highly compensated executives that is subject to the deduction limitation of
Section 162(m) of the Internal Revenue Code of 1986. See "Compensation Committee Report on Executive Compensation" below.

     The Executive and Nominating Committee consists of Mr. Lester Crown, Chairman, Mr. Chabraja, Mr. James Crown, and Mr. Mellor. The Committee is authorized to act on behalf of the Board between meetings of the Board, reviews candidates proposed for membership on the Board of Directors, and recommends the director nominees proposed for election at the Annual Meeting of Shareholders or to fill vacancies between Annual Meetings of Shareholders. The Executive and Nominating Committee considers qualified nominees recommended by shareholders. If you want to recommend a person whom you consider qualified to serve on the Board of Directors of the Company, please write to the Secretary of the Company, 3190 Fairview Park Drive, Falls Church, Virginia 22042-4523. The Executive and Nominating Committee held three meetings in 1997.

DIRECTOR COMPENSATION

     The Company pays an annual retainer to its outside directors of $35,000 per year. Chairmen of Committees of the Board who are outside directors are paid an additional annual retainer of $10,000. The Company also pays a fee of $2,000 for attendance at each meeting of the Board and $1,000 for attendance at each meeting of a Committee of the Board. The Company does not pay directors who are employees of the Company to attend Board and Committee meetings. The Company reimburses directors for their travel expenses and for certain expenses they incur when providing special advisory services to the Company. In 1997, the outside directors were paid an aggregate of $429,250 in retainers and fees, and the Company paid an additional $9,600 for their travel and accident insurance coverage.

     The Company's Retirement Plan for Directors provides that a director is eligible for benefits if he has not been an employee of the Company and has served as a director for at least five years; or, if he has served less than five years, he has retired at an age that is established by the Board of Directors as a mandatory retirement age for Directors. However, any director who has been both an outside director and an employee for different periods of time prior to April 1, 1993, is also eligible to receive benefits. The Retirement Plan for Directors will pay benefits equal to the average of a director's income, consisting of retainer and fees, for the three highest years. Benefits are paid for the life of the director or ten years, whichever is longer. If a director has been an outside Board member for more than ten years, the period of payment is the longer of the life of the director or the number of years of Board membership as an outside director. Unpaid portions of benefits may be paid, at the request of a director, to the spouse or estate of a director. Payments may be made in a lump sum if an appropriate election is timely received.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board (the "Compensation Committee") has furnished the following report on executive compensation. The Compensation Committee is composed of the individuals listed below, all of whom are non-employee directors of the Company. To comply with Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), a subcommittee of the Compensation Committee (the "Subcommittee") has been created to approve all awards made to the Chief Executive Officer and the other four most highly compensated executives. The Subcommittee is composed of two members of the full Compensation Committee who are outside directors as defined in Section 162(m). The Compensation Committee supervises all compensation matters not covered by the Subcommittee.

     The Compensation Committee has designed the Company's compensation program to reward both individual and collective performance and to create incentives for both short-term and long-term performance. The objective of the program is to provide appropriate incentives, including a substantial equity component, in order to reward senior management for superior performance.

     The compensation program includes three components: (i) a base salary, which is payable in cash, (ii) a bonus, which is payable in cash or stock, or a combination of both, and (iii) a long-term, stock-based incentive award. The base salary reflects the prevailing market rates and individual performance. The bonus represents annual performance, both individual and Company-wide, as compared to the achievement of annual goals which are set at the beginning of each fiscal year. The long-term, stock-based incentive awards are designed to strengthen the mutual interest of senior management and the Company's shareholders.

     Each executive officer approves performance goals for those managers reporting to him; and senior management as a group establishes Company performance goals that are reviewed and adjusted, if appropriate, by the Compensation Committee. Company performance goals include earnings per share, return on equity, cash flow, net earnings, re-engineering accomplishments, and progress in the development of a long-term operating strategy, which will contribute to increased shareholder value. For 1997, the Company exceeded all of its stated goals.

     In awarding the annual compensation to senior management, the Compensation Committee reviews the base salaries, annual bonuses, and long-term incentives awarded by peer companies to their senior managements. Each year several major compensation surveys, which include many of the companies within the Standard & Poor's Aerospace/Defense Index, are provided to the Compensation Committee by outside consultants. Base salaries at the Company are targeted around the 50th percentile of market in order to place more emphasis on an individual's bonus and thus put more of the total compensation at risk. For executives whose annual performance significantly exceeds the individual goals set for them, their bonuses may exceed the 75th percentile for positions at the same level in comparable companies. Executives whose annual performance meets or exceeds their goals receive bonuses in the 50th to 75th percentile range of the market, as reflected on the compensation surveys. To the extent that executives do not meet their goals, bonuses are usually reduced significantly below the 50th percentile of the market or eliminated altogether.

     In late 1993, the Compensation Committee adopted a long-term incentive program consisting of stock options and Performance Restricted Stock (as defined below) and made grants for the years 1994 and 1995 (the "1993 Grants"). See "Executive Compensation -- Stock Option Awards" and "Restricted Stock Awards" below. Because of the success of this program, in December of 1995 the Compensation Committee determined that further awards of stock options and Performance Restricted Stock should be made for 1996 (the "1995 Grants"). In March of 1997, the Compensation Committee chose to continue the program and make awards of stock options and Performance Restricted Stock (the "1997 Grants"). In March of 1998, the Compensation Committee once again made awards of stock options and Performance Restricted Stock (the "1998 Grants"). The program will continue to focus executives on achieving increased shareholder value for the Company on a long-term basis.

     As a part of the 1998 Grants, stock options were granted and are exercisable at $43.2188 (the fair market value of the Common Stock on the date of grant). Fifty percent of these stock options may be exercised on or after March 4, 1999. The balance of these stock options may be exercised on or after March 4, 2000. These stock options have a term of five years and will expire on March 3, 2003. The Performance Restricted Stock issued as part of the 1998 Grants has a performance feature which will increase or decrease the number of shares initially granted at twice the rate of the corresponding increase or decrease in the Common Stock price from the date of grant to the end of the performance period. The Performance Restricted Stock granted on March 4, 1998, has a performance period which will end on December 31, 1999.

     In 1995, Mr. Chabraja, as an Executive Vice President, earned an annual salary of $500,000 with a bonus of $700,000. For 1996, the Committee determined that Mr. Chabraja's annual salary should be $525,000 with a bonus of $800,000. On January 1, 1997, Mr. Chabraja became Vice Chairman of the Corporation with a salary of $600,000 and on June 1, 1997, upon becoming Chairman and Chief Executive Officer, the Subcommittee increased Mr. Chabraja's salary to $700,000. For his performance in 1997, Mr. Chabraja earned a bonus of $850,000.

     In reviewing the 1997 performance of Nicholas D. Chabraja, the Company's Chief Executive Officer, the Subcommittee decided that Mr. Chabraja's base salary should be increased to $800,000. The Subcommittee determined that Mr. Chabraja's base salary and bonus were appropriate in relation to the market data and the base salaries of other chief executive officers within Standard & Poor's Aerospace/Defense Industry and Fortune 500 companies of similar size.

     Effective January 1, 1994, publicly-held corporations are prohibited, pursuant to Section 162(m), from deducting compensation in excess of $1,000,000 to the Chief Executive Officer and the other four most highly compensated executive officers employed at year end. This limitation does not apply to certain performance-based compensation, which is awarded pursuant to formula and without upward adjustment at the discretion of the Subcommittee. Awards of the Company's stock options and Performance Restricted Stock are designed to qualify as performance-based compensation under Section 162(m).

     The Compensation Committee and one of its compensation consultants have considered the implications of the tax law and of the associated final Internal Revenue Service regulations and have concluded that discretion and the use of judgment have been critical elements of the Committee's executive compensation philosophy in the past, and the Compensation Committee believes it is in the best interest of the shareholders to maintain discretionary control over the annual cash portion of executive compensation in the future. The creation of the Subcommittee is intended to allow the long-term awards to be deductible under
Section 162(m), but because of the importance of judgment and discretion, certain portions of salary and bonus will not qualify for deductibility under the law. As a result of these changes to the Compensation Committee's structure and the Plan, the Compensation Committee believes that the amount of the deduction foregone for 1997 and in the future will be immaterial.

     The Company's compensation program is designed not only to increase shareholder value, but to do so in a cost-effective manner for its U.S. Government customers. Cost caps have been imposed by the Department of Defense on contracts awarded in the years 1995, 1996, and 1997 limiting the amounts of executive compensation that may appropriately be charged under those contracts. Only compensation that is in compliance with these cost caps is charged under the Company's U.S. Government contracts and, therefore, payable by its U.S. Government customers.

     The following performance graph compares the cumulative total shareholder return, assuming reinvestment of dividends, on the Common Stock with the cumulative total return, assuming reinvestment of dividends, of the Standard & Poor's Aerospace/Defense Index and the Standard & Poor's 500 Composite Stock Price Index (both of which include the Company) for the period indicated.

                        FIVE-YEAR HISTORICAL PERFORMANCE
                        CUMULATIVE TOTAL RETURN BASED ON
                REINVESTMENT OF $100 BEGINNING DECEMBER 31, 1992

                                   [GRAPH]

------------------------------------------------------------
                      CUMULATIVE TOTAL RETURN
------------------------------------------------------------
                                                S&P
              GENERAL                     AEROSPACE/DEFENSE
             DYNAMICS       S&P 500            INDEX
------------------------------------------------------------
Dec-92         100            100               100
------------------------------------------------------------
Dec-93         150            110               130
------------------------------------------------------------
Dec-94         146            112               141
------------------------------------------------------------
Dec-95         204            153               233
------------------------------------------------------------
Dec-96         251            189               311
------------------------------------------------------------
Dec-97         314            252               320
------------------------------------------------------------



     This report is submitted by the Compensation Committee, which comprises four non-employee directors.

                                                     Mr. Trost, Chairman
                                                     Mr. James Crown
                                                     Mr. Goodman
                                                     Mr. Sullivan

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following table sets forth a summary of compensation received by the Chief Executive Officer, the next four most highly compensated executive officers of the Company at the end of 1997, and Mr. Mellor who retired as Chief Executive Officer in 1997. It reflects compensation for all services rendered to the Company and its subsidiaries for 1997, 1996, and 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM COMPENSATION
                                                                            ------------------------------------------------
                                             ANNUAL COMPENSATION                    AWARDS                   PAYOUTS
                                     ------------------------------------   -----------------------   ----------------------
                                                             OTHER ANNUAL   RESTRICTED   SECURITIES              ALL OTHER
          NAME AND                                           COMPENSATION     STOCK      UNDERLYING    LTIP     COMPENSATION
     PRINCIPAL POSITION        YEAR   SALARY     Bonus(a)        (b)         AWARD(c)     OPTIONS     Payouts       (d)
----------------------------------------------------------------------------------------------------------------------------
NICHOLAS D. CHABRAJA           1997  $700,000   $  850,000     $412,474     $1,224,469    135,000       $0       $   46,236
Chairman of the Board and      1996   525,000      800,000       70,589        133,102          0        0            5,607
Chief Executive Officer        1995   500,000      700,000      106,720      1,118,094    135,000        0            5,551

JAMES E. TURNER, JR.           1997  $450,000   $  525,000     $ 35,709     $  661,875     72,000       $0       $   31,275
President and Chief            1996   356,000      500,000      133,502         79,076          0        0           30,156
Operating Officer              1995   356,000      500,000        1,652        604,375     72,000        0           29,726

GORDON R. ENGLAND              1997  $350,000   $  375,000     $ 32,207     $  180,225     50,000       $0       $   21,558
Executive Vice President       1996         0            0            0              0          0        0                0
                               1995         0            0            0              0          0        0                0

MICHAEL J. MANCUSO             1997  $300,000   $  300,000     $  8,383     $  264,750     29,000       $0       $   20,970
Senior Vice President and      1996   250,000      225,000        6,315         50,159          0        0           18,283
Chief Financial Officer        1995   220,000      175,000        5,953        260,533     31,000        0           16,638

MICHAEL W. WYNNE               1997  $275,000   $  180,000     $237,276     $  333,750(e)  101,562(e)   $0       $   15,316
Senior Vice President --       1996         0            0            0              0          0        0                0
International, Planning        1995         0            0            0              0          0        0                0
and Business Development

JAMES R. MELLOR                1997  $296,346   $  730,000     $214,492     $        0          0       $0       $1,672,964(f)(g)
Retired Chairman               1996   670,000    1,750,000      196,916        197,659          0        0          103,778(f)
                               1995   670,000    1,750,000      220,651      2,326,844    278,000        0           62,129(f)

--------------------------------------------------------------------------------

(a) Bonus payments are reported with respect to the fiscal year for which the related services were rendered, although the actual awards were made in the succeeding year.
(b) "Other Annual Compensation" includes the following items: (i) non-cash items provided to management, including club memberships, executive dining, financial planning services, special travel, accident, and supplementary life insurance, and the use of aircraft and automobiles owned or leased by the Company ("Perquisites"); and (ii) amounts reimbursed for payment of taxes. The amounts shown include the following: for Mr. Chabraja, Perquisites of $149,281 of which $80,495 relates to personal travel and $55,175 relates to club memberships; and for Mr. Mellor, Perquisites of $155,430 of which $138,285 relates to personal travel.
(c) The dollar value of awards of Restricted Stock is calculated by multiplying the price of the Company's unrestricted Common Stock, as calculated as the average between the highest and lowest quoted selling prices, on the date of grant by the number of shares of Restricted Stock awarded. As of December 31, 1997, Mr. Chabraja held a total of 98,474 shares of Restricted Stock with an aggregate market value of $4,245,150; Mr. Turner held a total of 54,658 shares of Restricted Stock with an aggregate market value of $2,356,271; Mr. England held a total of 5,400 shares of Restricted Stock with an aggregate market value of $232,790; Mr. Mancuso held a total of 24,286 shares of Restricted Stock with an aggregate market value of $1,046,954; Mr. Wynne held a total of 10,000 shares of Restricted Stock with an aggregate market value of $431,094; and Mr. Mellor held a total of 113,644 shares of Restricted Stock with an aggregate market value of $4,899,119. Holders of the awards are entitled to vote the shares awarded and to receive dividend equivalents on the shares from the date of grant. The number of shares of Restricted Stock awarded on March 5, 1997, remain subject to adjustment for an increase or decrease in the price of the Common Stock over the performance period ending December 31, 1998. For more details on this adjustment feature, see "Restricted Stock Awards."

(d) "All Other Compensation" reflects (i) amounts contributed by the Company under its Savings and Stock Investment Plan and allocations to the Supplemental Savings and Stock Investment Plan, and (ii) payments by the Company for term life insurance.
(e) Mr. Wynne received a grant of 101,562 stock options and 10,000 shares of Restricted Stock pursuant to the "Wynne Agreement" (see "Employment Agreements and Other Arrangements") in connection with his rejoining the Company in March 1997.
(f) Reflects premium payments made by the Company in connection with a split-dollar life insurance policy on Mr. Mellor and his wife. See "Executive Compensation -- Retirement Plans." During 1997, the Company paid a premium of $535,806 and an additional $1,607,418 had already accumulated in that policy as a result of contributions made by the Company in 1994, 1995, and 1996. The Company is entitled to a refund of the premiums paid by it to the insurer pursuant to the split-dollar life insurance arrangement before any dollars are paid by the insurer to the owner or beneficiaries of the policy, or, in any event, at the end of fifteen years. The amount of other compensation associated with the split-dollar insurance arrangement in 1997 includes $4,093, representing the cost of the term life insurance component of the policy, and $115,517, representing the cost to the Company associated with the non-term component of the split-dollar policy.
(g) Reflects (i) $100,957 contributed by the Company to the Supplemental Savings and Stock Investment Plan, as described under the caption "Executive Compensation -- Retirement Plans;" (ii) $840,000 paid to Mr. Mellor in lieu of a 1997 long-term grant pursuant to the Incentive Compensation Plan; (iii) $580,000 paid to Mr. Mellor in connection with his agreement to provide consulting services to the Company during the one-year period following his retirement as Chairman and Chief Executive Officer; and (iv) $31,417 for fees and retainers received in 1997 for his service on the Board after his retirement from the position of Chairman and Chief Executive Officer.

STOCK OPTION AWARDS

     Under the General Dynamics Corporation 1997 Incentive Compensation Plan (the "Incentive Compensation Plan"), the Company is authorized to award incentive stock options, meeting the applicable requirements of Section 422 of the Internal Revenue Code, as amended (the "Code"), or stock options that do not qualify under Code requirements. The option price of all stock options shall not be less than 100 percent of the fair market value of the Common Stock on the date of the award. The fair market value of the Common Stock is calculated as the average between the highest and lowest quoted selling prices of the Company's Common Stock on the New York Stock Exchange. Stock options may be exercised for cash or Common Stock, or a combination of both, under procedures established by the Compensation Committee.

     The Compensation Committee (or, with respect to the Chief Executive Officer and the next four most highly compensated executives, the Subcommittee) is authorized to establish (i) the term of each stock option that, in the case of incentive stock options, shall not be more than ten years, (ii) the terms and conditions upon which and the times when each stock option may be exercised, and
(iii) the terms and conditions under which stock options may be exercised after termination of employment. Neither the Compensation Committee nor the Subcommittee may award stock appreciation rights.

     Stock options granted under the Incentive Compensation Plan have terms of five years. Fifty percent of the stock options may be exercised on or after the one year anniversary of their grant, and the remaining fifty percent may be exercised on or after the two year anniversary of their grant.

     Pursuant to this program, the Compensation Committee made awards in October 1993 for 1994 and 1995, and in December 1995 for 1996. No awards were made to the named executives in the calendar year 1996, but awards were made in March 1997 for 1997. Stock option awards were made on March 4, 1998, for 1998 as follows: Mr. Chabraja -- 166,000 shares; Mr. Turner -- 60,000 shares; Mr. England -- 42,000 shares; Mr. Mancuso -- 35,000 shares; and Mr. Wynne -- 18,000 shares. Mr. Mellor, who retired in May 1997, did not receive an award for 1998.

     The following table sets forth information with respect to stock options granted during 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                      POTENTIAL
                                                                                 REALIZABLE VALUE AT
                                                                                   ASSUMED ANNUAL
                                                                                RATES OF STOCK PRICE
                                                                                    APPRECIATION
                                          INDIVIDUAL GRANTS                        FOR OPTION TERM
                          --------------------------------------------------   -----------------------
                                       PERCENTAGE
                                        OF TOTAL
                          NUMBER OF     OPTIONS
                          SECURITIES    GRANTED
                          UNDERLYING   EMPLOYEES    EXERCISE
                           OPTIONS     IN FISCAL    OR BASE       EXPIRATION
          NAME             GRANTED        YEAR       PRICE           DATE          5%          10%
------------------------------------------------------------------------------------------------------
NICHOLAS D. CHABRAJA       135,000        10.0%     $33.0938      03/04/2002   $1,234,331   $2,727,549
JAMES E. TURNER, JR.        72,000         5.3       33.0938      03/04/2002      658,310    1,454,693
GORDON R. ENGLAND           50,000         3.7       33.3750      03/02/2002      461,045    1,018,789
MICHAEL J. MANCUSO          29,000         2.2       33.0938      03/04/2002      265,153      585,918
MICHAEL W. WYNNE(a)        101,562         7.5       33.3750      03/02/2002      936,493    2,069,404
JAMES R. MELLOR                  0           0            --              --            0            0
------------------------------------------------------------------------------------------------------

(a) Mr. Wynne received a grant of 101,562 stock options pursuant to the "Wynne Agreement" (see "Employment Agreements and Other Arrangements") in connection with his rejoining the Company in March 1997.

     The following table sets forth information with respect to option exercises and year-end values during 1997 by the named executive officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED       IN-THE-MONEY
                                                                  OPTIONS AT              OPTIONS AT
                                                               FISCAL YEAR-END          FISCAL YEAR-END
                                  SHARES                    ----------------------   ---------------------
                                ACQUIRED ON      VALUE         EXERCISABLE(e)/          EXERCISABLE(e)/
             NAME                EXERCISE     REALIZED(a)      UNEXERCISABLE(u)        Unexercisable(u)
----------------------------------------------------------------------------------------------------------
NICHOLAS D. CHABRAJA                    0     $        0            535,000(e)            $9,630,841(e)
                                                                    135,000(u)             1,352,106(u)
JAMES E. TURNER, JR.                    0              0            252,000(e)             4,457,806(e)
                                                                     72,000(u)               721,123(u)
GORDON R. ENGLAND                       0              0                  0(e)                     0(e)
                                                                     50,000(u)               486,718(u)
MICHAEL J. MANCUSO(b)                   0              0             91,000(e)             1,654,745(e)
                                                                     29,000(u)               290,452(u)
MICHAEL W. WYNNE                        0              0                  0(e)                     0(e)
                                                                    101,562(u)               988,640(u)
JAMES R. MELLOR                   619,000      8,161,906             57,916(e)               746,572(e)
                                                                          0(u)                     0(u)
----------------------------------------------------------------------------------------------------------

(a) The value realized is computed by multiplying the difference between the exercise price of the stock option and the average between the highest and lowest quoted selling prices of the Common Stock on the date of exercise by the number of shares of Common Stock with respect to which the option was exercised.
(b) Includes 10,000 options issued on September 20, 1993, having a term of ten years.

RESTRICTED STOCK AWARDS

     The Company can award shares of Restricted Stock to participants in the Incentive Compensation Plan. Awards of Restricted Stock generally provide for restrictions to lapse over time. Recipients are entitled to vote the shares awarded and to receive dividend equivalents on the shares from the date of grant.

     Restricted Stock awards made since 1993 have been made pursuant to a performance formula (such shares are referred to herein as "Performance Restricted Stock"). The Performance Restricted Stock has a feature that will increase or decrease the number of shares initially granted at twice the rate of the corresponding increase or decrease in the price of the Common Stock from the date of grant to the end of the performance period. At the end of the performance period, the average price per share of Common Stock over the preceding 30 trading days (the "Average Price") will be compared to the price per share on the date of grant. That difference will be multiplied by the number of shares of Performance Restricted Stock to be earned at the end of the performance period and the resulting product will be divided by the Average Price. The number of shares of stock so determined will be added to (in the case of a higher Average Price) or subtracted from (in the case of a lower Average Price) the number of shares of Performance Restricted Stock to be earned at that time. Once the number of shares of Performance Restricted Stock has been adjusted, restrictions will continue to be imposed for a period of two years, at the end of which time all restrictions will lapse. For awards made on March 4, 1998, the performance period ends on December 31, 1999.

     At the end of the performance period for the 1995 Grants, December 1997, the Average Price was $42.6792, higher than its grant price, and as a result 112,560 new shares of Performance Restricted Stock were granted on January 2, 1998. The restrictions on the remaining shares of Performance Restricted Stock associated with this grant will lapse on January 1, 2000. Performance Restricted Stock awards for 1998 were made on March 4, 1998, as follows: Mr.
Chabraja -- 46,000 shares; Mr. Turner -- 16,000 shares; Mr. England -- 12,000 shares; Mr. Mancuso -- 9,000 shares; and Mr. Wynne -- 5,000 shares. Mr. Mellor, who retired in May of 1997, did not receive an award for 1998.

RETIREMENT PLANS

     The Chief Executive Officer, the next four most highly compensated executives, and Mr. Mellor, who retired as Chief Executive Officer in 1997, participate in a defined benefit pension plan (the "Retirement Plan") maintained by the Company and its subsidiaries for officers and other salaried employees. Membership in the Retirement Plan is automatic for any eligible salaried employee not included in a unit where pensions are the subject of collective bargaining and who has completed one year of continuous service or who has attained age 40.

     The Retirement Plan provides a benefit structure primarily based upon final average pay. At the normal retirement age of 65, a member of the Retirement Plan is entitled to the full normal monthly retirement benefit earned through the date of retirement. The monthly benefit will equal one and one-third percent of final average monthly pay per year of Retirement Plan membership up to a maximum of 40 years of membership. Unreduced retirement benefits are also payable to those who retire at or after age 62 with ten or more years of continuous service. Reduced retirement benefits are payable upon early retirement if a member retires between the ages of 55 and 62 with ten or more years of continuous service. Retirement benefits are fully vested when a member has completed five years of continuous service or attained age 65.

     "Final average pay" means the average of a member's highest consecutive 60 monthly base rates of pay received during the member's last 120 months of salaried employment as a Retirement Plan member. The compensation used in this average also includes 100 percent of the original value of any bonus awards under the Incentive Compensation Plan (excluding the value of any stock options, restricted stock, or any previously granted long-term compensation awards). See the "Summary Compensation Table" under the caption "Executive
Compensation -- Summary Compensation" above for the salary and bonus amounts earned by the Chief Executive Officer and the next four most highly compensated officers for 1997.

     Retirement plan members who retire at age 65 with at least ten years of continuous service also receive a $94 per month pension benefit at age 65 in lieu of formerly available post-65 retiree medical coverage. If the employee retires with less than ten years of continuous service or with a vested pension before age 55, a prorated pension benefit will be provided at age 65. The retiree will receive an additional amount equal to the amount received by the retiree for an eligible spouse.

     Retirement benefits are also payable upon early retirement if a member eligible for retirement under the career average pay retirement formula retires between the ages of 55 and 65; a reduction in the benefit will occur if the member does not have sufficient points based on age and years of service. Retirement benefits are fully vested under the career average pay retirement formula when a member has attained five years of continuous service or attained age 55.

     The Retirement Plan does not require or permit employee contributions. The amount of the Company's contribution for any individual member cannot be readily calculated because the contribution is based upon actuarial assumptions for the population as a whole. The benefits under the final average pay formula are not subject to any reduction for social security or other offset amounts. The amount of benefits which may be paid under the Retirement Plan is limited by the Code. To the extent that any benefits accrued under the formulas in the Retirement Plan for salaried employees exceed those limitations, the excess is paid under a separate, non tax-qualified plan (the "Supplemental Executive Retirement Plan").

     The table below sets forth projected annual benefits payable at age 65 based upon earnings and years of plan membership. It has been assumed that each individual will continue as a Retirement Plan member until normal retirement date or the actual date of retirement and that current earnings will remain constant over this period. In addition, it has been assumed that each individual will elect to receive the benefit in the form of a single life annuity. The table includes aggregate benefits payable under the Retirement Plan and the Supplemental Executive Retirement Plan.

                               PENSION PLAN TABLE

                           YEARS OF PLAN MEMBERSHIP
------------------------------------------------------------------------------
REMUNERATION      5          10         15         20         25         30
------------------------------------------------------------------------------
 $  450,000    $ 30,000   $ 60,000   $ 90,000   $120,000   $150,000   $180,000
    500,000      33,333     66,667    100,000    133,333    166,667    200,000
    600,000      40,000     80,000    120,000    160,000    200,000    240,000
    700,000      46,667     93,333    140,000    186,667    233,333    280,000
    800,000      53,333    106,667    160,000    213,333    266,667    320,000
    900,000      60,000    120,000    180,000    240,000    300,000    360,000
  1,000,000      66,667    133,333    200,000    266,667    333,333    400,000
  1,500,000     100,000    200,000    300,000    400,000    500,000    600,000
  2,000,000     133,333    266,667    400,000    533,333    666,667    800,000
------------------------------------------------------------------------------

     As of January 1, 1998, the persons named in the "Summary Compensation Table" under the heading "Executive Compensation -- Summary Compensation" were credited with the following years of plan membership under the Retirement and Supplemental Executive Retirement Plans: Nicholas D. Chabraja, 5 years; James E. Turner, Jr., 9 years; Gordon R. England, 1 year; Michael J. Mancuso, 4 years; Michael W. Wynne, 19 years; and James R. Mellor, 16 years.

     Mr. Chabraja entered into an agreement, dated November 12, 1996, that provides for the payment of certain supplementary retirement benefits (the "Chabraja Agreement"). The Chabraja Agreement became effective January 1, 1997, and provides that, together with benefits payable from the Retirement Plan and the Supplemental Executive Retirement Plan, Mr. Chabraja will receive a total annual retirement benefit of $280,000, if he terminates employment during the first three years of the Chabraja

Agreement. This amount will increase by $6,296 for each full month of service during the period between January 1, 2000, and December 31, 2002. Payment of retirement benefits may not commence prior to January 1, 2003. Certain survivor benefits are payable to Mr. Chabraja's spouse if he should die prior to commencement of benefits.

     Mr. Turner entered into an agreement with the Company, dated September 1, 1988, providing him with an enhancement to his retirement benefit. However, because Mr. Turner has received increases in his compensation and commensurate increases in his Retirement Plan benefit accruals, he currently will not be entitled to any supplemental benefits pursuant to this agreement.

     Mr. England entered into an agreement, dated February 14, 1997, that provides for the payment of certain supplementary retirement benefits (the "England Agreement"). The England Agreement provides that, together with benefits payable from the Retirement Plan and the Supplemental Executive Retirement Plan, Mr. England will receive a total annual retirement benefit of $100,000, if he becomes disabled or is terminated by the Company during the first three years of the England Agreement. This amount will increase by $4,166.67 for each full month of service in excess of 36 months, subject to a maximum of $200,000 per year. Certain survivor benefits are payable to Mr. England's spouse if he should die prior to commencement of benefits.

     Mr. Mancuso entered into an agreement, dated March 6, 1998, that provides for the payment of certain supplemental retirement benefits (the "Mancuso Agreement"). The Mancuso agreement became effective upon execution, and provides that Mr. Mancuso shall receive upon retirement on or after October 1, 2003, an annual supplemental lifetime benefit of $100,000 in addition to his Retirement Plan and Supplemental Executive Retirement Plan benefits. If Mr. Mancuso retires on or after October 1, 1999, 2000, 2001, or 2002, he will receive a supplemental annual retirement benefit of $20,000, $40,000, $60,000, or $80,000, respectively. The supplemental retirement benefit is subject to downward adjustment in the event Mr. Mancuso terminates employment without the Company's consent. The full $100,000 benefit is payable in the event he becomes disabled, his responsibilities are downgraded, or his employment is terminated other than for cause. Certain survivor benefits are payable to Mr. Mancuso's spouse if he should die prior to the commencement of benefits.

     In 1994, Mr. Mellor and the Company agreed that he would forego certain benefits under the Supplemental Executive Retirement Plan and the Supplemental Savings and Stock Investment Plan. In exchange for giving up these benefits, the Company agreed, under a split-dollar life insurance agreement, to pay an insurer an annual premium of $535,806 for ten years. At the end of fifteen years, or upon his death, if earlier, the total of the premiums, without interest or earnings, will be returned to the Company. In 1996, Mr. Mellor agreed to extend his term of employment through May 31, 1997. As consideration for that extension and for foregoing certain benefits accrued since 1994 under the Supplemental Executive Retirement Plan and the Supplemental Savings and Stock Investment Plan, Mr. Mellor received upon his retirement a cash payment of $100,957 and began receiving an annual supplemental retirement benefit of $111,166, which payment will continue to be paid to his spouse after his death. These payments are in addition to Mr. Mellor's annual Retirement Plan benefit of $64,479, which will also continue to be paid to his spouse after his death.

     The foregoing benefits for Messrs. Chabraja, Turner, England, Mancuso, and Mellor, as well as Supplemental Executive Retirement Plan benefits, are subject to the same level of risk as all other general unsecured obligations of the Company.

                  EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

     Effective January 1, 1997, Mr. Chabraja was paid base compensation at the rate of $600,000 per year pursuant to the Chabraja Agreement discussed above. Effective June 1, 1997, the rate was increased to $700,000 per year. In addition, Mr. Chabraja will receive annual incentive compensation awards as determined by the Subcommittee of the Compensation Committee and certain supplemental retirement benefits described under "Executive
Compensation -- Retirement Plans."

     Mr. Wynne entered into an agreement regarding his return to the Company in March of 1997 (the "Wynne Agreement"). In the Wynne Agreement, the Company agreed to guarantee Mr. Wynne a bonus and certain awards of Performance Restricted Stock and stock options for 1997. Those awards are reported in this proxy statement under the captions "Executive Compensation -- Summary Compensation; -- Stock Option Awards; and -- Restricted Stock Awards." In addition, the Company agreed that, in the event it terminated Mr. Wynne's employment in the first two years after execution of the Wynne Agreement, it would continue to pay him his salary and benefits for the period of one year following termination.

     On August 18, 1997, prior to Mr. Kaminski joining the Board, the Company entered into a one-year consulting agreement with Technovation, Inc. ("Technovation"), the principal of which is Paul G. Kaminski (the "Technovation Agreement"). Mr. Kaminski joined the Board of Directors of the Company on December 12, 1997. Pursuant to the Technovation Agreement, the Company has agreed to compensate Technovation for consulting services requested by the Company from time to time, including, among other matters, considering acquisitions or divestitures, restructuring or reengineering initiatives, developing technology strategy, and structuring international programs. Technovation receives, pursuant to the Technovation Agreement, an annual fee of $200,000 for up to 40 business days of services to be provided by Mr. Kaminski. The Company may elect to extend the Technovation Agreement for subsequent one-year periods. The services that Technovation provides to the Company and the compensation that the Company pays Technovation pursuant to the Technovation Agreement are in addition to the services that Mr. Kaminski provides and the compensation that he receives as a member of the Board of Directors of the Company.

                  TRANSACTIONS INVOLVING DIRECTORS AND OTHERS

     Material Service Corporation, an indirect subsidiary of the Company, paid an indirect subsidiary of CC Industries, Inc. ("CCI") $159,493 pursuant to fleeting service agreements. Mr. Lester Crown, a director of the Company, is Chairman of the Board of Directors of CCI. Mr. Goodman, a director of the Company, is a Vice President of CCI. Mr. James Crown, a director of the Company, is a Vice President of CCI and a general partner of HC Co. Partnership, the owner of 100 percent of the stock of CCI. Mr. James Crown has an approximate
 .039% interest in HC Co. Partnership and he and his children are beneficiaries of various trusts, including a trust of which Mr. Lester Crown is trustee, which have an approximate 8.7% interest in HC Co. Partnership.

     In 1995, the Company entered into an agreement with Crown Golf Properties
L. P. ("Crown Golf Properties"), pursuant to which Crown Golf Properties provides golf course management services for a golf course owned by one of the Company's subsidiaries. During 1997, the Company paid Crown Golf Properties $177,673 for management services and reimbursed it for certain expenses. Mr. James Crown is a director, a Vice President, and a shareholder in the general partner of Crown Golf Properties. Limited partnership interests in Crown Golf Properties are owned by HC Co. Partnership, a trust of which Mr. James Crown is a beneficiary and Areljay, L.P., a limited partnership in which Mr. Lester Crown, Mr. Goodman's spouse, and a trust of which Mr. James Crown is a beneficiary are limited partners and the general partner of which is a corporation of which Mr. James Crown is a director, a Vice President, and a shareholder.

     As in prior years, Freeman United Coal Mining Company, an indirect subsidiary of the Company, paid royalties to HC Co. Partnership and certain trusts under leases of coal lands as restated in 1964, the beneficiaries of which trusts include Mr. James Crown and his immediate family and the immediate families of Mr. Lester Crown and Mr. Goodman. The portion of the royalties paid in 1997 for the direct or indirect benefit of those beneficiaries was approximately $696,400.

     Mr. Chabraja, Chairman of the Company, was, during the period January 1 to May 31, 1997, and prior to becoming Chairman, Of Counsel to the law firm of Jenner & Block. Since 1960, Jenner & Block has provided legal services to the Company. Since June 1, 1997, Mr. Chabraja has held no position with

Jenner & Block. While Mr. Chabraja was Of Counsel to Jenner & Block, he was not permitted to participate in any revenues that Jenner & Block derived from its representation of the Company nor was Jenner & Block permitted to bill the Company for any time that Mr. Chabraja devoted to the Company's affairs. In 1997, the Company paid Jenner & Block $19,484,735 for legal fees.

     Technovation, the principal of which is Mr. Kaminski, a director of the Company, provides certain consulting services and is compensated for those services pursuant to the terms of the Technovation Agreement. During 1997, Technovation received approximately $100,000 in consulting fees pursuant to the Technovation Agreement and Technovation is expected to receive approximately $100,000 in consulting fees during 1998. See "Employment Agreements and Other Arrangements."

     In the opinion of management, the terms of the above transactions were at least as favorable to the Company as those available from unaffiliated parties.

                       SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, on the recommendation of the Audit and Corporate Responsibility Committee, proposes that Arthur Andersen LLP be selected as the independent auditors to audit the books, records, and accounts of the Company for 1998. The firm commenced auditing the books of the Company and its predecessor, Electric Boat Company, in 1949.

     Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

RECOMMENDATION

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SELECTION OF ARTHUR ANDERSEN LLP. SHARES REPRESENTED BY PROXY WILL BE VOTED FOR UNLESS SHAREHOLDERS DIRECT OTHERWISE.

                              SHAREHOLDER PROPOSAL

     The Company has been advised by representatives of (i) the Loretto Literary and Benevolent Institution, Loretto Motherhouse, Nerinx, Kentucky 40049, owners of 200 shares of Common Stock, (ii) the Glenmary Home Missioners, P. O. Box 465618, Cincinnati, Ohio 45246-5618, owners of 400 shares of Common Stock, and
(iii) the Retirement Plans for the Employees of the Sisters of Mercy Regional Community of Detroit, 34605 Twelve Mile Road, Farmington Hills, Michigan 48331-3221, owners of 3,000 shares of Common Stock, that they intend to present to the Annual Meeting the following:

THE PROPOSAL

WHEREAS in fiscal year 1996 the United States supplied $13.8 billion worth of weapons in actual deliveries of arms sales abroad.

WHEREAS the last three times the US sent troops into combat in significant numbers (Panama, Iraq, and Somalia), they faced adversaries that received US weapons or military technology in the period leading to the conflict.

WHEREAS US weapons supplied to anti-Communist rebels in Angola and Afghanistan under the Reagan Doctrine have been used in devastating civil wars; in the Afghan case, US-supplied Stinger missiles turned up on the international black market as prized items sought by all manner of rebel groups and terrorist organizations ("Sale of the Century," Commonweal, William D. Hartung, 5/20/94). "US Weapons at War: United States Arms Deliveries to Regions in Conflict" (World Policy Institute, 1995) shows that the US was a major arms supplier in one-third of the 50 ethnic and territorial conflicts currently raging. The study says that some 45 parties involved in the conflicts purchased over $42 billion in US arms sales in the last ten years.

WHEREAS our company ranks ninth among Department of Defense leading corporations with contracts in excess of $2 billion.

WHEREAS this resolution received 3.4% of the vote last year.

RESOLVED THAT the shareholders request the Board of Directors to provide a comprehensive report on General Dynamics' foreign military sales. The report, prepared at reasonable cost, should be available to all shareholders by December, 1998, and may omit classified and proprietary information.

SUPPORTING STATEMENT

     Global security is security of people. The cold-war notion of using arms sales to maintain balances of power or to support allies has been discredited by 1990's experience, when alliances, governments, and boundaries in large parts of the world are in flux.

     We are disturbed by the arms industry claims and lobbying efforts asserting that the only way to keep jobs is to promote foreign military sales. We believe such statements are inconsistent with co-production agreements and transfers of technology to foreign companies. Offset arrangements on major sales often give business to overseas suppliers. Such contracts with foreign companies/governments have harsh repercussions on US workers during this time of accelerated downsizing of our workforce.

     Therefore it is reasonable for shareholders to ask:

          1. Criteria used to promote foreign military sales;

          2. Procedures used to negotiate sales, directly with foreign governments or through the US government. For example, what determines which weapons are direct commercial arms sales and what must be negotiated through the Pentagon? What percentage is commercial military sales and what is foreign military sales?

          3. Categories of military equipment exported for the past three years, with as much statistical information as is permissible; contracts for servicing/maintaining equipment; offset agreements; and licensing and/or co-production with foreign governments.

          4. Analysis of legislation establishing a code of conduct for US arms transfers (e.g., no sales to government that violate human rights of their own citizens, engage in aggression against neighbors, come to power through undemocratic means or ignore international arms-control negotiations).

STATEMENT BY THE BOARD OF DIRECTORS AGAINST THE SHAREHOLDER PROPOSAL

     Your Board of Directors believes that this shareholder proposal is contrary to the interests of your Company, its employees, and its shareholders, and recommends that all shareholders vote AGAINST.

     The sponsors of this proposal are members of a group of organizations that have submitted to your Company's shareholders no fewer than 12 proposals over the last 18 years. Among other things, several of these proposals have asked your Company to withdraw its bid on the cruise missile program; to refrain from bidding for three years on any new military programs that might be cancelled in the event of a nuclear freeze; and to develop a plan to utilize the Company's submarine manufacturing facilities to serve commercial markets. Other proposals have requested extensive reports on retraining defense workers, retooling production plants, and assessing employee capacity to transfer skills to civilian production. Both last year and today, their proposals have requested extensive reports on military exports and offset arrangements. Not one of these proposals has gained as much as ten percent of the vote.

     Insofar as this most recent proposal is concerned, your Board believes that information regarding your Company's military exports is already adequately disclosed in various reports from the Company, the U.S. Defense Department, and the U.S. State Department. In addition, in order to ensure that they are in accordance with, and in furtherance of, our government's foreign policy and our national security, your Company's military exports are typically negotiated with extensive participation of the U.S. Defense Department and are reviewed and approved by the U.S. State Department. Furthermore, we are not aware of any co-production or offset contracts involving your Company that have created a net loss of jobs in the United States.

     On a fundamental level, it seems that these proposals are taking issue more with the national security policy of the U.S. Government than with the practices of your Company. Our government believes that the judicious military support of this country's friends and allies has contributed to, not diminished, peace and stability around the world. Simply stated, we agree.

RECOMMENDATION

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL. SHARES REPRESENTED BY PROXY WILL BE VOTED AGAINST UNLESS SHAREHOLDERS DIRECT OTHERWISE.

                         RECORD DATE AND VOTE REQUIRED

RECORD DATE

     The Board of Directors has selected the close of business on March 9, 1998, as the record date for determining the shareholders who are entitled to vote at the Annual Meeting. On the record date, the Company had outstanding and entitled to vote 126,236,874 shares of its Common Stock.

WHO MAY VOTE

     If you are a shareholder of Common Stock on the record date, you will have one vote for each share of Common Stock that you hold on each matter that is presented for action at the Annual Meeting. If you have Common Stock that is registered in the name of a broker, your broker will forward to you proxy materials and will vote your shares as you indicate. If you receive more than one proxy card, your shares may be registered differently or may be in more than one account.

HOW TO VOTE

     Sign and date each proxy card you receive and return it in the prepaid envelope. You have the right to revoke your Proxy at any time before the Company votes it at the Annual Meeting, if you wish, by giving written notice to the Secretary of the Company, by delivering to the Company another duly executed Proxy, or by voting in person at the Annual Meeting.

CONFIDENTIALITY

     Your proxy cards, ballots, and the voting tabulations that identify individual shareholders are confidential. Only the inspectors of election have access to your card.

QUORUM REQUIRED

     On the Record Date, 126,236,874 shares of Common Stock were issued and outstanding. A majority of the shares of Common Stock entitled to vote, held by shareholders present at the Annual Meeting or represented by a properly executed proxy card, is considered a quorum for the Annual Meeting. Once a quorum is present, the voting on the specific proposals may proceed.

ABSTENTIONS

     The Company will count abstentions to determine if a quorum is present, but those shares will not be considered votes cast. Consequently, the number of shares representing the quorum present for the Annual Meeting may be greater than the shares present for action on a particular proposal.

VOTE REQUIRED FOR DIRECTORS

     The ten nominees for election to the Board of Directors who receive the greatest number of votes cast for directors at the meeting shall become directors. If you withhold your vote from one or more directors, we will count your vote as a vote against the director or directors that you indicate. If you do not instruct your broker or nominee how to vote your shares of Common Stock, he will be entitled to vote your shares for the election of directors.

VOTE REQUIRED FOR AUDITORS

     We need the affirmative vote of a majority of the Common Stock in order to ratify Arthur Andersen LLP as independent auditors for 1998. If you abstain from voting for the independent auditors, we will count your vote as a vote against the independent auditors. If you do not instruct your broker or nominee how to vote your shares of Common Stock, he will be entitled to vote your shares for the independent auditors.

VOTE REQUIRED FOR SHAREHOLDER PROPOSAL

     The shareholder proponents will need the affirmative vote of the majority of the Common Stock in order to pass the shareholder proposal. THE COMPANY RECOMMENDS THAT YOU VOTE AGAINST THE SHAREHOLDER PROPOSAL. Your broker or nominee will not be entitled to vote your shares for or against the shareholder proposal, other than as you indicate.

                             OTHER MATTERS THAT MAY
                            COME BEFORE THE MEETING

     As of the date of this Proxy Statement, the only matters that your Board of Directors expects to come before the Annual Meeting are those set forth above. If any other matter or matters are properly brought before the Annual Meeting or any adjournment thereof, it is the intention of the proxyholders named on the proxy card to vote Proxies on those matters in accordance with their best judgment.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act requires the Company's officers and directors, and persons who are holders of more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the Securities and Exchange Commission and the New York Stock Exchange, Inc., and to furnish the Company with copies of these forms. Based on its review of the copies of Forms 3, 4, and 5 submitted to the Company, the Company believes that all the officers, directors, and persons who hold more than ten percent of the Common Stock complied with all filing requirements, except for Mr. Mellor. Mr. Mellor did not comply with a filing requirement with respect to one of his contributions to charity from the Mellor Family Foundation. The contribution in question was inadvertently not reported by the trustee of the Foundation.

                             SHAREHOLDER PROPOSALS
                      1999 ANNUAL MEETING OF SHAREHOLDERS

     If you intend to present a proposal at the Company's 1999 Annual Meeting, you must provide us with the proposal no later than November 30, 1998, in order for it to be included in the proxy statement and form of proxy for that meeting.

Falls Church, Virginia, March 30, 1998

     GENERAL DYNAMICS CORPORATION WILL FURNISH, WITHOUT CHARGE TO ANY SHAREHOLDER, A COPY OF ITS FORM 10-K REPORT THAT IS FILED ANNUALLY WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THIS REPORT FOR 1997 MAY BE OBTAINED UPON WRITTEN REQUEST TO PAUL A. HESSE, SECRETARY, GENERAL DYNAMICS CORPORATION, 3190 FAIRVIEW PARK DRIVE, FALLS CHURCH, VIRGINIA 22042-4523.

[X]      PLEASE MARK YOUR
         VOTES AS IN THIS
         EXAMPLE
     On any other matters that may come before the meeting, this proxy will be voted in the discretion of the proxies named on the face of this card. If no direction is made, this proxy will be voted FOR Election of Directors, FOR Item 2, and AGAINST Item 3.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.
-------------------------------------------------------------------------------

                              FOR       WITHHELD                               FOR     AGAINST     ABSTAIN
1. Election of                [ ]        [ ]        2. Selection of Arthur    [ ]        [ ]        [ ]
   Directors                                           Andersen LLP as
   (See reverse)                                       independent auditors.
For all nominees listed on reverse except:

------------------------------------------          THE BOARD OF DIRECTORS RECOMMENDS A
                                                    VOTE AGAINST ITEM 3.
                                                    --------------------------------------------------------
                                                                           FOR        AGAINST        ABSTAIN
                                                    3. The Shareholder     [ ]         [  ]            [ ]
                                                       Proposal with
                                                       regard to foreign
                                                       military sales.

SIGNATURE(S)                                                 DATE                  I WILL ATTEND THE MEETING AND   [ ]
             -----------------------------------------------      -------------    REQUEST AN ADMISSION CARD.
      NOTE: Please sign exactly as name appears hereon.
Joint owners should each sign. When signing as attorney,
executor, administrator, trustee, or guardian, please give
full title as such.

                           -- FOLD AND DETACH HERE --


                            [GENERAL DYNAMICS LOGO]


                             DIRECT DEPOSIT NOTICE

General Dynamics Corporation and First Chicago Trust Company of New York are pleased to offer you the opportunity to have your quarterly dividends electronically deposited into your checking or savings account. Direct Deposit's main benefit to you is knowing that your dividends are in your account on the payable date.

                        A TOLL-FREE TELEPHONE NUMBER FOR
                  SHAREHOLDERS OF GENERAL DYNAMICS CORPORATION

           Telephone inquiries regarding your stock should be made to First Chicago Trust Company's automated Toll-Free Telephone Response Center at:

                                 1-800-519-3111

P                         GENERAL DYNAMICS CORPORATION
R            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 6, 1998
O        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
X                               THE CORPORATION.
Y

     The undersigned hereby appoints NICHOLAS D. CHABRAJA, JAMES E. TURNER, JR., and PAUL A. HESSE, and each of them, as proxy or proxies, with the power of substitution, to vote all shares of Common Stock of GENERAL DYNAMICS CORPORATION that the undersigned is entitled to vote at the 1998 Annual Meeting of Shareholders, and at any adjournment thereof, upon the matters set forth on the reverse side and upon such other matters as may properly come before the meeting, all as more fully described in the Proxy Statement for said Annual Meeting.


Nominees:  J.W. Becton, Jr., N.D. Chabraja, J.S. Crown,
           L. Crown, C.H. Goodman, G.A. Joulwan, P.G. Kaminski,
           J.R. Mellor, C.E. Mundy, Jr., C.A.H. Trost

                                                           -----------
                                                           SEE REVERSE
                                                               SIDE
                                                           -----------

                           -- FOLD AND DETACH HERE --



                                GENERAL DYNAMICS